Exhibit 99.a

CONSOLIDATED RESULTS OF OPERATIONS

(Millions, except per share data)

(Unaudited)

	Year Ended	Three Months Ended				Year Ended	Three Months Ended
	February 1, 2003	May 3, 2003	August 2, 2003	November 1, 2003	January 31, 2004	January 31, 2004	May 1, 2004	July 31, 2004

Sales	$36,519	$8,663	$9,324	$9,552	$13,389	$40,928	$9,909	$10,277
Net credit revenues	891	265	270	275	287	1,097	271	279

Total revenues	37,410	8,928	9,594	9,827	13,676	42,025	10,180	10,556

Cost of sales	25,498	5,957	6,450	6,643	9,339	28,389	6,769	7,009
Selling, general and administrative expense	7,455	1,877	2,010	2,164	2,554	8,605	2,162	2,280
Credit expense	629	175	175	180	193	723	174	173
Depreciation and amortization	967	261	274	277	286	1,098	292	299

Earnings from continuing operations before interest expense and income taxes	2,861	658	685	563	1,304	3,210	783	795

Interest expense	584	142	154	131	129	556	143	207

Earnings from continuing operations before income taxes	2,277	516	531	432	1,175	2,654	640	588

Provision for income taxes	870	196	202	161	444	1,003	242	222

Earnings from continuing operations	1,407	320	329	271	731	1,651	398	366

Earnings from discontinued operations, net of $152, $18, $18, $18, $62, $116, $25, $19 tax	247	29	29	31	101	190	40	31
Gain on disposal of discontinued operations, net of $650 tax	—	—	—	—	—	—	—	1,019

Net earnings	$1,654	$349	$358	$302	$832	$1,841	$438	$1,416

Basic earnings per share:
Continuing operations	$1.55	$0.35	$0.36	$0.30	$0.80	$1.81	$0.44	$0.40
Discontinued operations	0.27	0.03	0.03	0.03	0.11	0.21	0.04	0.03
Gain on disposal of discontinued operations	—	—	—	—	—	—	—	1.12
Basic earnings per share	$1.82	$0.38	$0.39	$0.33	$0.91	$2.02	$0.48	$1.55

Diluted earnings per share:
Continuing operations	$1.54	$0.35	$0.36	$0.30	$0.80	$1.80	$0.44	$0.40
Discontinued operations	0.27	0.03	0.03	0.03	0.11	0.21	0.04	0.03
Gain on disposal of discontinued operations	—	—	—	—	—	—	—	1.11
Diluted earnings per share	$1.81	$0.38	$0.39	$0.33	$0.91	$2.01	$0.48	$1.54

Weighted average common shares outstanding:
Basic	908.0	910.3	910.8	911.3	911.6	911.0	912.6	911.5
Diluted	914.0	915.1	918.1	918.0	917.4	917.1	920.5	918.0